Exhibit 99.1

For additional information contact:
G.S. Donovan
(630) 874-0719

VISKASE COMPANIES, INC. ANNOUNCES
EXECUTION OF EQUITY FINANCING AGREEMENTS

DARIEN, ILLINOIS, November 8, 2006 - Viskase Companies, Inc. (VKSC) today announced that it has entered into definitive agreements with three of its current stockholders with respect to the private placement of $24 million of newly issued shares of Series A Preferred Stock of the Company. “We are pleased to have successfully arranged this financing,” said Robert L. Weisman, the Company’s President and Chief Executive Officer. “We greatly appreciate the support shown by Carl C. Icahn, as well as the other investors, and their belief in Viskase’s business plans and prospects.”

The investors include Koala Holding LLC, which is an affiliate of Carl C. Icahn, and two other Viskase stockholders unaffiliated with Mr. Icahn. Affiliates of Mr. Icahn currently own 2,868,005 shares, or approximately 28.9%, of the Company’s outstanding common stock, and the other two stockholders currently own 1,532,372 shares, or approximately 15.4% of the Company’s outstanding common stock. Pursuant to the agreements, Koala agreed to purchase 10,769,231 shares of Series A Preferred Stock of the Company at $1.95 per share for a purchase price of $21,000,000, and the other two purchasers agreed to purchase an aggregate of 1,538,461 shares of Series A Preferred Stock of the Company at $1.95 per share for a total purchase price of $3,000,000. The closing of the purchase and sale of the Series A Preferred Stock is subject to the satisfaction or waiver of customary conditions and is expected to close on November 8, 2006.

In connection with the Series A Preferred Stock financing, the Company intends to initiate and complete a rights offering of up to $24 million of the Company’s common stock at $1.95 per share (the “Rights Offering”). If the Company’s other stockholders exercise rights generating proceeds of $10 million or more, then the holders of the Series A Preferred Stock will be required to exercise the rights they receive with respect to common stock currently owned by them. The proceeds of the Rights Offering are required to be used to redeem Series A Preferred Stock.

The Series A Preferred Stock has an aggregate initial liquidation preference of $24 million. Each share of Series A Preferred Stock to be purchased pursuant to the agreement will accrue a minimum dividend of $0.219375 from the date of issuance to the earlier of the expiration or earlier termination of the rights offering discussed below, and six months from such date of issuance. Thereafter, such shares will accrue cumulative dividends at the rate of 15% per annum.

The Series A Preferred Stock is both redeemable and convertible into common stock. Beginning on the six-month anniversary of the closing date, the Series A Preferred Stock will be convertible into common stock at the election of the holder at a conversion price of $1.95 per share. In the event that the Company completes the Rights Offering prior to the six-month anniversary of the closing date, the Series A Preferred Stock not redeemed from the proceeds of the Rights Offering will automatically convert into common stock at a conversion price of $1.365 per share. The conversion prices are subject to anti-dilution adjustments.

The Company is required to redeem Series A Preferred Stock with the proceeds from the Rights Offering. In addition, the Series A Preferred Stock is redeemable at the election of the Company, and the holders shall have the right to require the Company to redeem Series A Preferred Stock, at any time after September 30, 2011. The redemption price is the liquidation preference plus accrued but unpaid dividends.

Viskase Companies, Inc. has its major interests in food packaging. Principal products manufactured are cellulosic and nylon casings used in the preparation and packaging of processed meat products.

This release includes “forward-looking statements.” Forward-looking statements are those that do not relate solely to historical fact. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future performance and implicate known and unknown risks, uncertainties and other factors that may cause the actual results, performance or activity to be materially different from that expressed or implied by any such forward-looking statements and are not guarantees of future events. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events.

Nothing contained in this release shall constitute the offer of any securities for sale.

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